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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                        THREE MONTHS ENDED JUNE 30, 2001
                (Dollars in thousands, except per share amounts)

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
                                                   Number of        Percent          Equivalent
                                                    Shares        Outstanding          Shares
                                                   ---------      -----------        ----------

Prior to Initial Public Offering
   1997 Common Stock Offering                             639          100.00%              639

After Initial Public Offering
   1998 Common Stock Offering                      15,000,000          100.00%       15,000,000
   Preferred Stock Converted to Common Stock       60,511,692          100.00%       60,511,692
   1999 Common Stock Offering                      21,041,100          100.00%       21,041,100
   2000 Common Stock Offering                      10,703,109          100.00%       10,703,109
   Cash in Lieu of Stock Split                           (577)         100.00%             (577)
   Treasury Shares                                   (327,495)         100.00%         (327,495)
   Warrants Exercised                                 765,833          100.00%          765,833
   Stock Options Exercised                          1,162,130           95.65%        1,111,625
   Employee Stock Discount Purchase Plan Shares
     Issued                                           429,261           97.88%          420,182
   Common Stock Issued for Business Acquisitions    3,630,655          100.00%        3,630,655
                                                                                    ------------

   WEIGHTED AVERAGE SHARES OUTSTANDING                                              112,856,763

   NET LOSS APPLICABLE TO COMMON STOCK                                            $(103,338,000)

   NET LOSS PER SHARE, BASIC AND DILUTED                                          $       (0.92)
                                                                                  ==============

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